CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
INDEPENDENT DIRECTOR AGREEMENT

THIS AGREEMENT (the "Agreement") is made as of the __day of February 2010 and is by and between China Infrastructure Construction Corporation, a Colorado corporation (hereinafter referred to as the "Company"), and _ (hereinafter referred to as the "Director").

WHEREAS, it is essential to the Company to attract and retain accomplished and capable individuals to serve on the Board of Directors of the Company (the “Board”); and

WHEREAS, the Company believes that Director possesses the necessary qualifications and abilities to serve as a director of the Company and to perform the functions and meet the Company’s needs related to its Board; and

WHEREAS, the Board of the Company desires to appoint the Director to serve as and perform the duties of an independent director and the Director desires to be so appointed and to perform the duties required of such position in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, the parties agree as follows:

AGREEMENT

In consideration for the above recited promises and the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Director hereby agree as follows:

1.     DUTIES. Director will serve as a director of the Company and perform all duties of a director of the Company, including without limitation (1) attending meetings of the Board, (2) serving on one or more committees of the Board (each a “Committee”) and attending meetings of each Committee of which Director is a member, (3) using judgment and advice to the best interests of the shareholders, and (4) any other customary duties of a director as may be determined and assigned by the Board of Directors of the Company and as may be required by the Company’s constituent instruments, including its certificate or articles of incorporation, bylaws and its corporate governance and board committee charters, each as amended or modified from time to time, and by applicable law, including by the Colorado Revised Statutes (the "CRS"). The Company currently intends to hold quarterly meetings of the Board and of each Committee, with a minimum of one meeting per annum being attended in person. Committee meetings shall be held within the same time frame as the Board meetings. Additional meetings of the Board and Committees may be called in accordance with the Company’s by-laws.

The Director agrees to devote sufficient time to perform the duties of a director of the Company, including duties as a member and chair of designated committee(s) and such other committees as the Director may hereafter be appointed to.  The Director will perform such duties in accordance with the general fiduciary duty of directors arising under the CRS.

2.     TERM. The term of this Agreement shall commence as of the date of the Director’s appointment by the Board of Directors of the Company and shall continue until the next Annual Shareholder’s Meeting, Director’s removal or resignation whichever occurs earliest.

3.     COMPENSATION. The Company will compensate the Director as follows:

(i)    The Company shall pay the Director an annual retainer fee of $15,000 USD to be paid pro-rata in equal installments at the beginning of each month..

(ii)   The Chairman of each Board Committee will receive an additional fee of $5,000 USD per annum to be paid pro-rata in equal installments at the beginning of each month. The member of each Board Committee will receive an additional fee of $2,000 USD per annum to be paid pro-rata in equal installments at the beginning of each month.

(iii)  For attendance at additional meetings beyond the four quarterly Board and Committee meetings, the Director will be paid no additional fee.

(iv) The Company will, pursuant to the terms and conditions of an equity incentive plan to be adopted by the Company, grant to the Director options to purchase 10,000 shares of the common stock of the Company with an exercise price equal to $3.9, vesting 1 year after the grant date.  The option expires 36 months from the date of the grant. If Director ceases to be a director of the Company, Director (or Director’s estate) will have 365 calendar days to exercise options that are vested within that 365 day period, after which all unexercised options will expire. Directors are eligible for an annual grant of stock options subject to Board approval.

(v)  For each meeting of the Board and Committee that directors are requested to attend in person, the Company will reimburse for travel expenses incurred including airfare from home base to meeting location, ground transportation, meals, hotel, visas, phone, internet connections costs, and other miscellaneous expenses for the duration of the trip.

4.     EXPENSES. In addition to the compensation and reimbursement provided in paragraph 3 hereof, the Company will reimburse the Director for pre-approved reasonable business-related expenses incurred in good faith in the performance of the Director’s duties for the Company. Such payments shall be made by the Company upon submission by the Director of a signed statement itemizing the expenses incurred. Such statement shall be accompanied by receipts or documentation for the expenditures.

5.     CONFIDENTIALITY. The Company and the Director each acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, the Director shall necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company ("Confidential Information"). The Director covenants not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information.  The Company and the Director each acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, the Company shall necessarily be obtaining access to certain intellectual capital, benefit of the Director’s experience and expertise, and contacts possessed by the Director (“DIC”). The Company covenants not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any “DIC” except as the Director may allow in writing; provided, however, that all DIC shall be identified to the Company in connection with its disclosure and provided, further, that such DIC shall not be otherwise publicly available or known to the Company.

6.     NON-COMPETE. During the term of this Agreement and for a period of twelve (12) months following the Director’s removal or resignation from the Board of Directors of the Company or any of its subsidiaries or affiliates (the "Restricted Period"), the Director shall not, directly or indirectly, (i) in any manner whatsoever engage in any capacity with any business competitive with the Company’s current lines of business or any business then engaged in by the Company, any of its subsidiaries or any of its affiliates (the "Company's Business") for the Director’s own benefit or for the benefit of any person or entity other than the Company or any subsidiary or affiliate; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company's Business; provided, however, that the Director may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company's Business. In addition, during the Restricted Period, the Director shall not develop any property for use in the Company’s Business on behalf of any person or entity other than the Company, its subsidiaries and affiliates.

7.     TERMINATION. With or without cause, the Board and the Director may each terminate this Agreement at any time upon ten (10) days’ written notice, and the Company shall be obligated to pay to the Director the compensation and expenses due up to the date of the termination. Nothing contained herein or omitted here from shall prevent the shareholder(s) of the Company from removing the Director with immediate effect at any time for any reason.

8.     INDEMNIFICATION. The Company shall, to the full extent allowed by the law of the State of Colorado, indemnify and hold the Director harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, the Director’s position with the Company, other than any such Losses incurred as a result of the Director’s negligence or willful misconduct.  The Company shall advance to the Director any expenses, including attorney’s fees and costs of settlement, incurred in defending any such proceeding to the full extent allowed by the law of the State of Colorado.  Such costs and expenses incurred by the Director in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of the Director to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that the Director is not entitled to be indemnified by the Company or any subsidiary thereof.

9.     AMENDMENT AND WAIVER.  No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties.  No waiver of any provision of this Agreement on any occasion will be deemed to constitute or will constitute a waiver of that provision on any other occasion or a waiver of any other provision of this Agreement.

10.     NOTICE. Any and all notices referred to herein shall be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company’s address as specified in filings made by the Company with the U.S. Securities and Exchange Commission and if by fax to 011-86-459-460-7015 with a copy (which shall not constitute notice) by fax to 212-688-7273.

11.     GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the State of New York.

12.     ASSIGNMENT. The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of the Director under this Agreement are personal and therefore the Director may not assign any right or duty under this Agreement without the prior written consent of the Company.

13.     MISCELLANEOUS. If any provision of this Agreement shall be declared invalid or illegal, for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

14.     ARTICLE HEADINGS. The article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.     COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

16.     ENTIRE AGREEMENT. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Independent Director Agreement to be duly executed and signed as of the day and year first above written.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION

By:
Name: Rong Yang
Title: Chief Executive Officer

INDEPENDENT DIRECTOR

Name:
Address: